Exhibit 99.1

FOR IMMEDIATE RELEASE

SP Plus Corporation Elects Seth H. Hollander to Board of Directors

CHICAGO, Illinois - January 17, 2017 - SP Plus Corporation (SP+) (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced that Seth H. Hollander has been elected to serve on its Board of Directors, effective January 12, 2017, until the next annual meeting of stockholders in May.

Mr. Hollander’s election as director fills the vacancy left by Paul Halpern, who resigned from the Company’s Board of Directors on December 14, 2016.

Prior to the merger between the Company and Central Parking, Mr. Hollander served as a director of Central Parking Corporation and its parent company from May 2007 through September 2012. He has served as a partner of Kohlberg & Co., LLC, a private investment firm, since January 2009, and as an associate from July 2001 through December 2008. He is currently a member of Kohlberg’s Investment Committee, and he is also a director of various privately held companies. He received his B.B.A. in 1999 from the University of Michigan.

“Mr. Hollander’s experience in various service industries, including parking management and ground transportation, is a particularly important attribute for an SP+ director,” stated Karen M. Garrison, Chairman.

About SP Plus
SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,700 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 40 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

CONTACT:
Vance Johnston
Chief Financial Officer
vjohnston@spplus.com
312-521-8409